Exhibit 5.1

June 27, 2014

First Bancorp

300 SW Broad Street

Southern Pines, North Carolina 28387

Re:	First Bancorp Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to First Bancorp, a North Carolina corporation (the “Company”) in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 1,000,000 shares of the Company’s common stock, no par value per share (the “Shares”) that may be issued by the Company pursuant to the First Bancorp 2014 Equity Plan (the “Plan”), including up to 10,065 of such Shares that may be offered and sold by certain selling stockholders pursuant to the reoffer prospectus contained therein.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Plan, the Registration Statement, the articles of incorporation and bylaws of the Company, each as amended and/or restated to date (the “Charter Documents”), and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, (v) the accuracy of all other information provided to us by the Company in connection with this opinion, and (vi) the taking of all required corporate action in relation to the Plan. We have also assumed that the Company and those persons purchasing Shares or receiving rights to purchase Shares under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges that have jurisdiction, will be effected in accordance with their respective requirements and that approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of the Shares.

Based upon the foregoing and subject to the conditions set forth below, it is our opinion that the Shares, if and when originally issued and sold pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of North Carolina, as currently in effect, and we express no opinion with respect to the laws of any other state or jurisdiction (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Shares). In addition, the opinions expressed herein are conditioned upon the Registration Statement becoming effective under the Securities Act, and the Company’s Charter Documents not being further amended prior to the issuance or sale of any of the Shares.

Robinson Bradshaw & Hinson, P.A. ■ Attorneys at Law ■ 101 North Tryon Street, Suite 1900 ■ Charlotte, NC 28246 ■ 704.377.2536

Charlotte ■ Research Triangle ■ Rock Hill

First Bancorp

June 27, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,
ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.